Exhibit 99.2

[LETTERHEAD OF BMO CAPITAL MARKETS CORP.]

American Realty Capital − Retail Centers of America, Inc.

405 Park Avenue

New York, NY 10022

American Realty Capital – Retail Centers of America, Inc.:

We hereby consent to the inclusion of our opinion letter, dated September 6, 2016, to the Special Committee of the Board of Directors and the Board of Directors of American Realty Capital – Retail Centers of America, Inc. (“RCA”) as Annex C to, and reference to such opinion letter under the headings “Summary — Opinion of the RCA Special Committee’s Financial Advisor” and “The Merger — Opinion of the RCA Special Committee’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving RCA and American Finance Trust, Inc. (“AFIN”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of AFIN (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BMO CAPITAL MARKETS CORP.

BMO CAPITAL MARKETS CORP.

November 22, 2016